CONVERTIBLE NOTE

DATED as of September 18, 2018.

TO:	A & S Holdings, Inc.
420 North Nellis Boulevard, Suite A3-146
Las Vegas, NV 89110

(the “A&S")

FOR VALUE RECEIVED, we, Quantum Business Strategies Inc., a Nevada corporation, of 1260 North Sloan, Las Vegas, Nevada, 89110 (“Quantum"), in connection with an Asset Acquisition Agreement between the parties dated September 18, 2018, promise to pay to A&S, a Nevada corporation, at the address specified above, the principal amount specified below ("Principal") and any accrued interest (“Interest”) on the Maturity Date specified below.

The following are the terms and conditions of the Note:

1	Principal amount:	$2,175,000

2	Maturity date:	This Note shall mature on September 18 2021 (the "Maturity Date").

3	Interest:	Simple interest shall accrue on the outstanding Principal amount from the date commencing on the date of this Note at a rate of 5% per annum, calculated on a per diem basis, and payable annually in arrears.

4	Conversion:	A&S may, at any time from the date of this Note until the date that Quantum pays the entire amount of Principal to A&S, at its sole option, from time to time convert a portion, or all, of the Principal amount outstanding into shares of common stock in the capital of Quantum (the "Shares"). Each $0.02 of Principal outstanding at the time of conversion may be converted into one Share, which shall be free of all charges, liens, and encumbrances other than any restrictions imposed by applicable securities laws. Upon conversion of this Note, Quantum will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the Principal amount being converted including, without limitation, the obligation to pay such portion of the Principal amount.

5	Payment:	At A&S’s sole option, all Principal and any accrued but unpaid Interest shall be immediately due and payable in full on the earlier of:

(a) the Maturity Date;

(b) the date of the institution of any proceedings which could lead to the placing of Quantum in receivership, insolvency or bankruptcy, or in any position similar to receivership, insolvency or bankruptcy; or

(c) the date that Quantum undergoes a change of control, meaning the acquisition by any person, or persons acting in concert, of voting securities of Quantum, which, when added to all other voting securities of Quantum at the time held by such person or by such persons, totals not less than 50% of the outstanding voting securities of Quantum; a change in a majority of Quantum’s Board of directors; or a change in the ownership or director composition of any of Quantum’s subsidiaries.

Quantum shall be permitted to repay any amount, or all, of the Principal early without the written consent of A&S.

6	Security Interest:	Quantum hereby grants to A&S a floating charge security interest over all of Quantum’s present or after acquired assets with respect to the Principal loaned and Interest that accrues, without limitation. Such security interest shall not affect Quantum’s right to conduct transactions in the ordinary course of its business.

Upon the request of A&S, Quantum shall assist A&S in recording its security interest in Quantum’s assets hereby granted with any applicable and, when required, Quantum shall further provide A&S with such recordable documents as A&S and its counsel shall require to secure its due interest in respect of Quantum’s assets.

Quantum’s assets shall include, without limitation, Quantum’s current and future cash and inventory; current and future receivables; all current and future patents and other intellectual property of Quantum; any current or future contractual rights held by Quantum; and any present or future worldwide technology or royalty interests (collectively, the “Assets”).

Quantum represents and warrants to A&S that it has not granted any security interest to any other party with respect to any of its Assets. Quantum covenants that it will not further encumber any of its Assets, other than in the ordinary course of business, without the written consent of A&S, which consent shall not be unreasonably withheld. Notwithstanding this covenant, Quantum shall be permitted to license any of its technology to arm’s length third parties upon reasonable commercial terms without A&S’s consent.

Should Quantum enter into a significant business transaction with an at arm’s length third party that is subject to some or all of Quantum’s Assets being free and clear of encumbrances, A&S shall act reasonably in releasing part or all of its security interest over Quantum’s Assets in order to promote Quantum’s business objectives. A&S’s security interest described herein shall cease upon the full payment of all Principal and Interest owing pursuant to this Note.

7	Remedies Upon Default:	If Quantum fails to pay the Principal amount and all accrued Interest to A&S by the Maturity Date, this Note shall be considered to be in default. Within 48 hours of such default, or any time thereafter, A&S, in its sole and absolute discretion, may exercise any one or more of the following remedies:

(a) commence legal action against Quantum;

(b) seize the Assets, or any portion of the Assets as A&S so chooses, in full satisfaction of the outstanding Principal amount and Interest due and payable; or

(c) sell or cause to be sold the Assets or any part thereof and all of Quantum’s right, title and interest therein at public or private sale as A&S deems advisable, the proceeds of which shall be applied to Quantum’s obligations hereunder. Any sale of the Assets may be made for cash or credit at the election of A&S and the amounts of any such sale shall be credited to Quantum’s obligations hereunder only when the proceeds thereof are actually received by A&S in immediately available or collected funds. A&S, or its nominees, may become the purchaser at such sale. Quantum waives and releases any cause of action and claim against A&S as a result of A&S’s possession, collection, or sale of the Assets in accordance with the terms of this Note.

8	Assignment:	The parties hereto may not assign this Note, or any right or obligation under this Note, without prior written consent of the other party.

9	Entire Agreement:	This Note constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject of this Note.

10	Time of Essence:	Time is of the essence of this Note.

11	Severability:	If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdictions, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12	Further Assurances:	Quantum and A&S agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions of and the intent of this Note.

13	Currency:	All funds and dollar amounts referred to in this Note are in the lawful currency of the United States.

14	Jurisdiction:	This Note shall be interpreted in accordance with the laws in effect from time to time in the State of Nevada.

IN WITNESS WHEREOF this Convertible Note has been executed as of the day and year first above written.

QUANTUM CONSULTING INC.	A & S HOLDINGS, INC.

Per:	Per:

/s/ Holly Roseberry	/s/ Mehboob Charania
Holly Roseberry President	Mehboob Charania President